                                      As of


VIA UPS OVERNIGHT

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20,
    1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
    --------------------------------------------------------------------------

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Cash Reserve, Inc. (the "Fund") hereby appoints The Chase Manhattan Bank to provide custodial services for the Fund under and in accordance with the terms of the Agreement and accordingly, requests that the Fund be added to Schedule A to the Agreement effective September , 1998. Kindly acknowledge your agreement to provide such services and to add the Fund to Schedule A by signing in the space provided below.

                      DELAWARE GROUP CASH RESERVE, INC.



                      By:_________________________________
                          David K. Downes
                          Its: Executive Vice President
                          Chief Operating Officer
                          Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


By:__________________________

Its:_________________________